FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 29, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Spuds Kutno-2 Well
Updates Plawce-2 and Alberta Bakken Operations

Salt Lake City, August 29, 2011, – FX Energy, Inc. (NASDAQ: FXEN) today announced the start of drilling on the Kutno-2 well in the Company’s 700,000 acre Kutno concession.  The Kutno-2 well is planned to test a large (approximately 35,000 acres or 140 square kilometers) 2-D defined Rotliegend structure at a depth of approximately 6,500 meters (21,000 feet).

“FX Energy is pleased to be joined in this project by PGNiG, the most experienced explorer in Poland,” said David Pierce, the Company’s CEO.  “Given that Poland currently imports approximately one-third of a Tcf of gas annually, and the Kutno prospect could have an EUR of up to 9.5 Tcf, both companies recognize that this project has the potential to change the energy balance in the entire region.”

The current rig will be used to drill the first sections of the well prior to moving Nafta Pila’s larger IDM 2000 rig with 500 ton load capacity onto location for the bottom sections of the well.  Drilling is expected to take approximately eight to nine months.  FX Energy is the operator and will be 50% owner of the Kutno concession; PGNiG will earn 50%.

Plawce-2

The Plawce-2 tight gas well reached total depth of 4,200 meters.  Gas shows were encountered as expected throughout the Rotliegend sandstone reservoir.  Cores and logs are currently being analyzed.  Based upon the results of this analysis, the well is expected to be perforated at the deepest part of the well to determine whether the entire Rotliegend reservoir is water-free.  Thereafter, current plans call for perforating and fraccing approximately 50 meters of Rotliegend in the upper portion of the well where porosity is approximately 9-10%.  After testing, the well is expected to be completed as a vertical producer.

The Plawce-2 well is located on an uplifted tight Rotliegend block that could contain as much as 500 Bcf of gas in place within the Fences concession.  The Company holds a non-operating 49% interest in the Fences concession and the Plawce-2 well; PGNiG operates and holds 51% interest.

U.S. Alberta Bakken

In Montana, FX Energy is in the early stages of appraising the Alberta Bakken oil potential in approximately 75,000 net acres.  The Company has drilled and fracced a vertical well in its Cutbank acreage and is currently monitoring the flow back.  The Company has drilled a second vertical well in another of its acreage blocks and plans to frac the vertical section.  In three to four weeks the Company plans to drill a lateral section of approximately 4,000 feet at this location.  Two further wells are planned in the fourth quarter, one vertical and one with a lateral section, assuming results of the Company’s first two wells meet technical expectations.  FX Energy is operator and holds a one-third working interest in approximately 75,000 net acres; American Eagle Energy, Inc., and Big Sky Operating, LLC, each own a one-third working interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional reports or visit FX Energy’s website at www.fxenergy.com.